Exhibit 10.6

LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Lock-Up Agreement”) is being entered into as of [ ], 2017, by and between Helios and Matheson Analytics Inc., a Delaware corporation (“Helios”), on the one hand, and MoviePass Inc., a Delaware corporation ( “MoviePass”), on the other hand. Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Agreement (as defined below). Helios and MoviePass are sometimes individually referred to herein as a “Party” and together as the “Parties.”

WHEREAS, Helios and MoviePass have entered into that certain Securities Purchase Agreement, dated as of August 15, 2017 (the “Agreement”), pursuant to which Helios is agreeing to purchase and MoviePass is agreeing to sell and issue to Helios the Shares on the terms and subject to the conditions set forth in the Agreement; and

WHEREAS, as a condition to the Closing, Helios and MoviePass are entering into this Lock-Up Agreement with respect to the Shares.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.     By signing this Lock-Up Agreement and subject to the exceptions discussed below, Helios covenants and agrees that, during the period commencing on the date of this Lock-Up Agreement and ending on the later of (x) one (1) year from the date hereof or (y) six (6) months after the date on which shares of MoviePass common stock began trading on The Nasdaq Stock Market or New York Stock Exchange (the “Lock-Up Period”), Helios shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of (or agree to transfer or dispose of), directly or indirectly, any of the Shares or any securities received by Helios pursuant to a dividend, distribution, share split, recapitalization, division, combination or similar transaction in respect of the Shares (collectively, the “Securities”), or establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to the Securities within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction is to be settled by delivery of the Securities, in cash or otherwise, (iii) permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on Helios’ voting rights (except as provided by the Voting Agreement), charge or other encumbrance of any nature whatsoever with respect to any of the Securities, (iv) engage in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Securities even if such Securities would be disposed of by someone other than Helios (including, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Securities) or (v) directly or indirectly initiate, solicit or encourage any Person to take actions which could reasonably be expected to lead to the occurrence of any of the foregoing

2.     Notwithstanding the foregoing, Helios may (i) transfer or pledge the Securities pursuant to the exercise of rights by the holder(s) of Helios’ senior secured convertible notes holding a security interest in Helios’ assets, (ii) transfer the Securities as a bona fide gift or gifts; or (iii) (1) if Helios is transferring any of the Securities to another Person that is a direct or indirect affiliate or (2) if Helios distributes any of the Securities to its stockholders; provided, (x) in each of cases (ii) and (iii), that such transfer shall not involve a disposition for value, (y) in each case, that each transferee agrees in writing to be bound by the terms of this Lock-Up Agreement and (z) in the case of (i), that such holder(s) shall enter into a voting proxy agreement in substantially the same terms as Helios. For purposes of this Lock-Up Agreement, “affiliate” of Helios shall mean any business entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Helios.  The term “control” in this paragraph means beneficial ownership of more than fifty percent (50%) of the issued and outstanding equity interest or share capital of an entity.

3.     Helios further agrees that, prior to engaging in any transaction or taking any other action in respect of the Securities that is permitted under the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to the expiration of the Lock-Up Period, Helios will give written notice thereof to MoviePass at least three (3) business days prior to taking such action.

4.     MoviePass is hereby authorized to decline to make any transfer (or instruct its transfer agent to decline to make any transfer) of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Any certificate or instrument evidencing the Shares shall be notated with the following legend:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A LOCK-UP AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND MAY ONLY BE TRANSFERRED PURSUANT TO SUCH LOCK-UP AGREEMENT.”

5.     Helios hereby represents and warrants that Helios has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of Helios shall be binding upon the successors, assigns or personal representatives of Helios.

6.     This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts-of-laws principles that would require the application of any other law. Any proceeding arising out of or relating to this Lock-Up Agreement may be brought in the state or federal courts located in the Borough of Manhattan, City of New York, New York and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Lock-Up Agreement in any other court.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Lock-Up Agreement as of the date first above written.

HELIOS AND MATHESON ANALYTICS INC.

By:
Name:
Title:

MOVIEPASS INC.

By:
Name:
Title:

[Signature page to HMNY-MOVIEPASS – Lock-Up Agreement]